Exhibit 99.1
111 North Wall Street
Spokane, WA 99201-0696
Sterling Financial Corporation of Spokane, Washington,
Announces First-Quarter 2008 Earnings
Capital and Liquidity Sources Remain Strong
SPOKANE, Wash. — April 21, 2008 — Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today announced that earnings for the first quarter of 2008 were impacted by a higher credit provision primarily related to its residential construction portfolio. Sterling’s core retail and commercial banking groups continued to perform well, with net interest income for the quarter rising 14 percent year over year. Earnings in the first quarter of 2008 were $2.9 million, or $0.06 per diluted share, and reflect a provision for credit losses of $37.1 million. Earnings in the first quarter of 2007 were $22.9 million, or $0.50 per diluted share, and included a provision for credit losses of $4.2 million.
“The higher credit provision in the first quarter reflects the unprecedented and rapid decline in the residential real estate market that continued unfolding during the course of the first quarter. The adjustment shocked the market – forcing borrowers with good credit ratings into higher risk categories as their liquidity positions were exhausted by prolonged inventory-carrying periods. Ultimately, the market will need to work through current inventory levels until they return to normal levels of supply and demand. We are encouraged by preliminary signs that the residential housing market is beginning to stabilize as sales have picked up on a month to month basis, inventory levels have edged down and housing prices are slightly soft to stable in our region,” stated Harold B. Gilkey, chairman and chief executive officer.
“We believe we have the right management resources in place to help our borrowers come through this difficult period and limit credit losses. We assess our loan portfolio regularly and rigorously to determine adequate reserve levels. Importantly, Sterling’s capital position is stronger than it has been in the recent past and both its liquidity position and liquidity sources are strong. We are also continuing to evolve and strengthen our core retail and commercial banking groups, which had solid

STSA Reports 1Q08 EPS of $0.06
April 21, 2008

results this quarter,” Mr. Gilkey added.
First-Quarter Highlights
(for the three month period ended March 31, 2008, compared with March 31, 2007)
•	Capital ratios remain above “well-capitalized” levels.

•	Tangible book value per share increased 12 percent to $13.68.

•	Net interest income rose 14 percent to $92.1 million.

•	Fees and service charges grew 16 percent to $14.2 million.

•	Total assets increased 11 percent to a record $12.69 billion.

•	Total loans receivable increased 9 percent to a record $9.12 billion.

•	Total deposits gained 4 percent to a record $7.84 billion.

•	Quarterly cash dividend rose 25 percent to $0.10 per share.
Operating Results
Net Interest Income
Sterling’s net interest income rose 14 percent to $92.1 million for the quarter ended March 31, 2008, from $80.6 million for the first quarter of 2007. The federal funds rate dropped cumulatively 300 basis points over the last year and 200 basis points in the first quarter of 2008 alone. Sterling mitigated compression on its net interest margin as a result of the drop in federal funds rate by managing its cost of funds. Sterling’s net interest margin on a tax equivalent basis for the quarter was 3.24 percent compared with 3.41 percent in the first quarter of 2007, representing a 17 basis point decline year over year. On a linked-quarter basis, net interest margin contracted 10 basis points from 3.34 percent reported at December 31, 2007. Average funding costs in the first quarter of 2008 were reduced by 58 basis points year over year and 46 basis points over the prior quarter. “Following cuts in the federal funds rates, Sterling moved aggressively to reposition its borrowings and re-price its deposits. Thanks to our strong customer relationships and efforts to develop business checking accounts, Sterling successfully managed to retain deposits on par with those at the end of 2007,” Mr. Gilkey observed.
Non-Interest Income
Sterling reported an increase in fees and service charges of 16 percent in the first quarter of 2008 to $14.2 million from $12.2 million for the quarter ended March 31, 2007. However, lower income from Sterling’s mortgage banking operations affected total non-interest income, which was $21.2 million for this quarter, compared with $23.5 million for the same period in 2007.

STSA Reports 1Q08 EPS of $0.06
April 21, 2008

The increase in fees and service charges reflects increases in consumer transaction based fees, including Sterling’s Balance Shield program, plus increases in business treasury management and loan related fees, merchant services, and business and consumer CheckCard fees. The total number of transaction accounts for the first quarter of 2008 grew 3 percent over the first quarter of 2007.
Income from mortgage banking operations was $6.2 million for the first quarter of 2008, compared with $6.7 million in the linked quarter and $8.9 million for the first quarter of 2007. The decreases resulted primarily from reduced commercial and residential real estate brokered fees and lower spreads in the secondary market for sales of loans. During the first quarter of 2008, total residential mortgage originations were $411.1 million, with loans sales of $335.5 million, compared with originations of $344.6 million and loans sales of $372.7 million in the first quarter of 2007. “Sterling’s residential mortgage origination subsidiary, Golf Savings Bank, experienced a significant increase in mortgage applications during the quarter. Golf is benefiting from market-share gains as many of its mortgage competitors are going out of business or are severely impaired. Golf has remained well capitalized throughout this period of credit disruption. Consequently, it has been able to maintain its business activity levels and respond to changes in market demand for mortgage products,” stated Mr. Gilkey.
Non-Interest Expenses
Non-interest expenses were $72.1 million for the first quarter of 2008, compared with $75.9 million reported in the fourth quarter of 2007, and $65.7 million reported in the first quarter of 2007. Lower non-interest expenses relative to the fourth quarter of 2007 primarily reflect lower non-recurring costs. The fourth quarter of 2007 included a charge for merger-and-acquisition costs related to the termination of the North Valley Bancorp acquisition. Costs from the goodwill lawsuit also declined $210,000 on a linked-quarter basis. Additionally, the decrease reflects benefits from cost-saving initiatives that have improved efficiency. The increase in non-interest expenses relative to the first quarter of 2007 primarily reflects overall company growth and only a one-month inclusion of Sonoma National Bank operations in the period a year-ago.

STSA Reports 1Q08 EPS of $0.06
April 21, 2008

Performance Ratios
Performance ratios for the quarter ended March 31, 2008 reflect lower earnings due to a higher credit provision recognized in the first quarter of 2008. “We anticipate that our performance ratios will remain subdued throughout 2008 as a result of the credit crunch and need to reserve adequately for estimated credit losses. We are taking steps to improve our profitability measures and anticipate significant improvement as credit costs return to more normalized levels,” Mr. Gilkey stated.
•	Return on average assets was 0.09 percent for the first quarter of 2008, 0.56 percent for the fourth quarter of 2007 and 0.91 percent for the first quarter of 2007.

•	Return on average equity was 1.0 percent for first-quarter 2008, 5.7 percent for fourth-quarter 2007 and 10.3 percent for first-quarter 2007.

•	Operating efficiency ratio was 63.7 percent in the first quarter, 67.1 percent in the linked quarter and 63.1 percent in the prior-year quarter.
Mr. Gilkey added, ''Sterling continually assesses and re-allocates its resources to improve its operating efficiency. We expect that annual increases in our non-interest expenses in the subsequent quarters of 2008 to moderate relative to the year-over-year increase reported in the first quarter.”
Lending
As of March 31, 2008, Sterling’s loans receivable increased to a record $9.12 billion from $8.37 billion at the end of the first quarter of 2007, a 9 percent year-over-year increase. Loans receivable increased at an annualized rate of 8 percent from levels reported at year-end 2007. Sterling is continuing to emphasize commercial and industrial (C&I) lending, which represented 29 percent of total gross loans receivable at the end of the quarter. “Since Sterling converted its charter to commercial bank status in mid-2005, we have made steady progress in developing our commercial bank portfolio and we strive to continue building our C&I portfolio,” said Mr. Gilkey.
Sterling’s total loan originations were $1.08 billion for the quarter ended March 31, 2008, compared with $1.12 billion for the fourth quarter of 2007 and $1.28 billion for the first quarter of 2007. In the quarter, Sterling experienced trend variation in loan origination by category. The $270.5 million year-over-year reduction in construction loan originations relates to management’s decision to exercise a cautious approach towards construction underwriting. Excluding construction originations, total loan originations rose 10 percent year over year and were up 6 percent from the linked quarter.

STSA Reports 1Q08 EPS of $0.06
April 21, 2008

Credit Quality
During the first quarter, Sterling recorded a $37.1 million provision for credit losses compared with $13.0 million for the linked quarter and $4.2 million for the same period a year ago. This provision stems from higher levels of non-performing and classified assets, which largely were driven by extended inventory-carrying periods that are affecting the liquidity reserves of some of Sterling’s borrowers involved in residential construction. As of March 31, 2008, non-performing assets were $204.0 million versus $126.5 million at December 31, 2007, and $18.9 million at March 31, 2007.
“Sterling has increased its efforts to resolve the non-performing assets in its residential construction portfolio. We have activated a Residential Construction Special Project Team, composed of senior leaders who have expertise in loan resolution and workout. Our approach at Sterling is to uncover, address and resolve credit quality issues in our loan portfolio as soon as possible. Our lending officers and credit teams are working with customers to stay abreast of and work through loan issues to protect our balance sheet,” stated Mr. Gilkey.
Residential construction loans continue to be the primary driver of non-performing assets, representing $153.3 million, or 75 percent of all non-performing assets. The bulk of these non-performing loans remain concentrated in Sterling’s previously identified markets of Boise, Idaho, Southern California, and Bend, Oregon. Though these three markets account for roughly half of the residential construction non-performing loans, they represent only 17 percent of the outstanding residential construction loan commitments. The residential construction non-performing loans in Boise totaled $31.2 million from 31 borrowers compared with $26.9 million from 30 borrowers at December 31, 2007. The residential construction non-performing loans in Southern California totaled $24.9 million from four borrowers compared with $23.6 million from two borrowers at year-end 2007. The residential construction non-performing loans in Bend, Oregon totaled $19.6 million from six borrowers compared with $18.5 million from two borrowers at December 31, 2007.
Sterling’s other non-performing residential construction assets primarily reside in the Puget Sound region, Portland, Oregon and the state of Utah (where Sterling has a loan production office). In Puget Sound, where $994 million, or 40 percent, of residential construction loans commitments are domiciled, the residential construction portfolio is performing generally well with $20.8 million in non-performing loans from three borrowers, up from $11.5 million at the end of the year. During the quarter, residential construction non-performing loans in the Portland, Oregon/Vancouver,

STSA Reports 1Q08 EPS of $0.06
April 21, 2008

Washington market increased to $27.5 million from $2.6 million at December 31, 2007. Specifically, the value of such loans in the Vancouver market totaled $19.9 million from seven borrowers, up from $2.1 million at the end of the year. In Portland, these loans totaled $7.6 million from six borrowers compared with $500,000 in non-performing assets at the end of the year. Finally, residential construction non-performing loans in the state of Utah totaled $14.8 million from six borrowers, up from $3.6 million at December 31, 2007. Sterling’s remaining non-performing assets, comprising less than 10 percent of the residential construction non-performing assets, were distributed throughout Sterling’s footprint.
Of non-performing assets outside of residential construction, commercial banking non-performing loans totaled $29.1 million, or 14 percent of all non-performing assets, and represented 1.1 percent of outstanding commercial loans. Many of the borrowers of these non-performing assets in this category are in industries related to residential construction. The remaining $21.6 million of non-performing assets are distributed across income properties, income property construction, commercial real estate, residential and consumer lending. No single category accounts for more than $10.0 million.
Sterling’s credit administration team has taken a conservative approach towards risk evaluation. Classified assets, which include non-performing assets, increased to $402.8 million from $234.3 million at December 31, 2007 and $79.1 million at March 31, 2007. The increase in classified assets was influenced heavily by the stress in the residential construction portfolio, which represents 65 percent of all classified assets, up from 53 percent at the end of the year.
For the period ended March 31, 2008, the allowance for credit losses totaled $151.3 million, or 1.63 percent of total loans, compared with $117.3 million, or 1.30 percent of loans, at December 31, 2007, and $99.9 million, or 1.18 percent of total loans, at March 31, 2007. The ratio of net charge-offs to average loans for the quarter was 0.03 percent compared with 0.08 percent in the previous quarter and 0.01 percent in the comparable quarter last year. Management believes the allowance is adequate and appropriate given its analysis of the loan portfolio and the relative mix and risk of loan products. Sterling will continue to evaluate the level of allowance relative to credit conditions in each of its markets.

STSA Reports 1Q08 EPS of $0.06
April 21, 2008

“The credit disruptions in the financial markets have resulted in the exhaustion of liquidity reserves for some of our borrowers. So far, Sterling’s net charge-offs have been minimal. We expect credit losses to rise but to remain at manageable levels,” Mr. Gilkey stated.
Balance Sheet and Capital Management
As of March 31, 2008, Sterling’s total assets were a record $12.69 billion, compared with total assets of $12.15 billion at December 31, 2007, and $11.40 billion at March 31, 2007. Sterling’s cash, cash equivalents and high grade investment securities in the quarter reached $2.50 billion. Sterling’s investment securities provide substantial liquidity and collateral for borrowings. As of mid-April, Sterling has additional borrowing capacity of over $700 million through the Federal Home Loan Bank of Seattle, plus over $2.5 billion in additional liquidity through commercial banks and the Federal Reserve and from available securities.
Sterling’s ratio of tangible shareholders’ equity to tangible assets increased to 5.81 percent at the end of the first quarter of 2008, compared with 5.74 percent reported at the end of the first quarter of 2007. Risk-based capital ratios continue to exceed the “well-capitalized” requirements. As of quarter end, Sterling’s Tier I and total risk-based capital ratio were 9.6 percent and 10.9 percent, respectively, and above the regulatory minimum “well-capitalized” requirements of 6 percent and 10 percent, respectively. As of March 31, 2008, Sterling’s tangible book value per share was $13.68, up from $13.61 reported at year-end 2007, and up from $12.21 reported at the end of the first quarter of 2007. The year-over-year change in book value reflects the retention of earnings and the improvement in the market value of the securities portfolio.
Sterling Savings Bank Realignment
During the first quarter of 2008, Sterling completed a corporate realignment within the production arm of Sterling Savings Bank. The personnel and operations of two Sterling Savings Bank subsidiaries — Action Mortgage Company (a lender for residential construction projects) and Harbor Financial Services (a subsidiary offering non FDIC-insured investment products and insurance) — were integrated into Sterling Savings Bank as operating divisions. The newly formed Real Estate Banking Group (comprised of the former Action subsidiary) and Wealth Management Group (made up of the former operations of Harbor Financial Services and Sterling’s private banking group) report directly to Sterling’s chief production executive.

STSA Reports 1Q08 EPS of $0.06
April 21, 2008

These corporate changes follow organizational changes that began in 2007 to align leadership with production units. Specifically, Sterling Savings Bank formed separate operating divisions for its Retail Banking Group and Commercial Banking Group. Other divisions within the production group include the Deposit Management Group and Production Administration Group. “These adjustments follow the natural progression of Sterling’s growth into a major regional community bank. As our product offerings have widened and our reach has broadened, our operating structure is aligning to better serve our customers through a single relationship with Sterling Savings Bank,” Mr. Gilkey commented.
First-Quarter 2008 Earnings Conference Call
Sterling will host a conference call for investors the morning of April 22, 2008, at 8:00 a.m. PDT to discuss the company’s financial results. To participate in the conference call, domestic callers should dial 210-234-0003 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 402-998-1330. The continuous replay will be offered through Friday, June 13, 2008, at 11:59 p.m. PDT.
Additionally, Sterling’s 2008 first-quarter earnings conference call will be available online at Sterling’s website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the live audio webcast icon on the front page.
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of March 31, 2008, Sterling Financial Corporation had assets of $12.69 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.
Forward-Looking Statements
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives,

STSA Reports 1Q08 EPS of $0.06
April 21, 2008

expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “‘anticipates,’’ ''intends,’’ ''plans,’’ ''believes,’’ ''seeks,’’ ’’estimates’’ and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contact:	Media Contact:
Sterling Financial Corporation	Sterling Savings Bank
Daniel G. Byrne	Jennifer Lutz
EVP, Chief Financial Officer	Public Relations Administrator
509-458-3711	509-368-2032

Sterling Financial Corporation
Deborah L. Wardwell, CFA
VP, Investor Relations Director
509-354-8165